NOTICE OF DISAPPROVAL

                              May 22, 1996

VIA FACSIMILE AND
CERTIFIED MAIL

Irving Associates        The Balcor Company       Daniel J. Perlman, Esq.
c/o The Balcor Company   2355 Waukegan Road       Katten Muchin & Zavis
2355 Waukegan Road       Suite A200               Suite 2100
Suite A200               Bannockburn, Illinois    Chicago, Illinois
Bannockburn, Illinois    60015                    60661
60015                    Attn.:  Al Lieberman
Attn.:  Ilona Adams

          Re: Agreement of Sale, dated as of the 23rd day of April, 1996 (the "Agreement") between Irving Associates, as Seller, and ERP Operating Limited Partnership, as Purchaser, for the purchase of Eagle Crest II Apartments, Irving, Texas
               (the "Property").

Dear Ms. Adams and Messrs. Lieberman and Perlman:

     Pursuant to Section 17(C) of the Agreement, we hereby give you notice that we disapprove the Documents and the condition of the Property and as the Property is unsuitable for our purposes, we are hereby terminating the Agreement and all rights and obligations of the Seller and Purchaser thereunder. By execution of this Notice of Disapproval, we are hereby authorizing and directing Commonwealth Land Title Insurance Company, as Escrow Agent, to disburse the Earnest Money, plus all accrued interest, to us.

     Accompanying Mr. Perlman's Notice of Disapproval are copies of the Reports Purchaser received during the Approval Period and relating to the Property, the return of which are required by Section 17(C) of the Agreement. To the extent that we have not yet received a copy of any Report ordered during the Approval Period, we will remit to Mr. Perlman a copy of such Report promptly following our receipt of it.

                         ERP OPERATING LIMITED PARTNERSHIP,
                         an Illinois limited partnership

                         By:  Equity Residential Properties Trust,
                                 a Maryland Real Estate Investment
                                 Trust, its general partner

                         By:  /s/ Bruce C. Strohm
                            ------------------------------------
                                 Bruce C. Strohm
                                 Executive Vice President
Enclosure(s)